Exhibit 10.5

MASTER FACILITY LICENSE AGREEMENT

This Master Facility License Agreement (this “Agreement”) is made and entered into as of this 9th day of August, 2018 (the “Effective Date”) between Fitness International, LLC, a California limited liability company, on its own behalf and on behalf of its wholly-owned affiliate, Fitness & Sports Clubs, LLC, a Delaware limited liability company (together, “LICENSOR”), and Drywave Technologies, USA, Inc., a Delaware corporation, on its own behalf and on behalf of its wholly-owned subsidiary Massagewave, Inc., a Colorado corporation (together, “LICENSEE”). LICENSOR and LICENSEE are each sometimes referred to in this Agreement as a (“Party”) and collectively as the (“Parties”).

RECITALS

A. LICENSOR is engaged in the business of providing health and fitness facilities and services to individuals who have executed health and fitness club membership agreements with LICENSOR (as determined solely by LICENSOR, “Members”);

B. LICENSEE is engaged in the business of providing the SolaJet® deep tissue penetration, touchless, massage bed, which produces therapeutic heat and a flushing body “wave” that combines three therapies in one, and LICENSEE desires areas within LICENSOR’ s Facilities (as defined in Paragraph 1.1) to provide such services; and

C. LICENSOR and LICENSEE are desirous of entering into this Agreement, pursuant to which LICENSEE will provide certain services as provided for in this Agreement at the LICENSOR Facilities designated herein, subject to all of the terms, provisions and conditions below.

NOW, THEREFORE, in consideration of the recitals set forth above and the mutual covenants contained herein, LICENSOR and LICENSEE agree as follows:

1. License.

1.1. Grant of License. Upon the terms, provisions, and conditions set forth herein, LICENSOR hereby grants to LICENSEE, with respect to each facility identified on Exhibit A hereto (each, a “Facility” and collectively, the “Facilities”), a non-transferable license to occupy and use specified areas of space designated by LICENSOR (individually, a “Space” and collectively, the “Spaces”) for the sole purpose of providing the Services (as defined in Paragraph 8.1), provided that: (a) LICENSOR may in the future open other facilities and close Facilities from time to time in its sole and absolute discretion; and (b) LICENSOR shall designate and have final approval rights over the locations of the Spaces within the Facilities. There shall be no minimum or maximum number of Facilities covered by this Agreement. The Services shall be provided through the use of one or more hydro massage beds (“SolaJet Beds”) per Space, each allowing one Customer (as defined below) at a time to lay thereon and receive massage services via pressurized water jets. For the avoidance of doubt, (i) this Agreement grants separate Licenses for each Facility listed on Exhibit A, (ii) the Parties shall execute a Location Memorandum Agreement (each, an “LMA”) in substantially the form set forth as Exhibit A-1 for each such License, and (iii) the Parties may from time to time license additional LICENSOR facilities by executing an LMA for each such Facility which, upon such execution, shall cause Exhibit A to be automatically amended to include such Facility thereon. Each Location Memorandum Agreement shall provide the following: (a) LICENSOR Facility number and physical address; (b) the Grant Date (as defined below) of the License; (c) the Commencement Date (as defined below) of the License; (d) the square footage of the Space within the applicable Facility; and (e) the number of SolaJet Beds in the Facility’s Space. If LICENSOR closes any Facility for which it granted a license to LICENSEE hereunder, LICENSOR shall provide prompt notice to LICENSEE of such closure, but not less than ten (10) days prior thereto. Except as expressly provided herein, the LICENSEE Parties (as defined in Paragraph 13.1) who are not also Members shall not have any right to access or use LICENSOR’ s fitness equipment or any other facilities or services in the Facilities (including, without limitation, the Facilities’ locker rooms, showers, group fitness classes, basketball courts, racquetball courts, lobby chairs, Kids Klubs, Kids Klub restrooms, pools, and spas); provided, however, that LICENSEE’s employees and Customers may access the Facilities’ locker rooms solely for the limited purpose of using the restrooms therein (and not for changing or storing clothes or other uses), and LICENSEE shall inform the LICENSEE Parties of these restrictions on use.

1.2. No Tenancy Created. LICENSEE specifically covenants and agrees, for LICENSOR’s benefit, and as a material condition to this Agreement, that neither this Agreement nor any of LICENSEE’ s rights in connection herewith shall constitute a lease, and LICENSEE shall not bring any action against LICENSOR or interpose any defense against LICENSOR based upon the theory that this Agreement constitutes a lease; and LICENSEE expressly waives any substantive or procedural rights that LICENSEE may have that are predicated upon the rights of a tenant of real property. Notwithstanding the provisions of the foregoing sentence to the contrary, should this Agreement be deemed by any court, governmental authority, or quasi-governmental authority to constitute a lease, in such event LICENSOR shall have all of the rights and remedies of a landlord and LICENSEE shall have all of the rights and remedies of a tenant of real property available pursuant to applicable law.

2. Spaces. Upon the terms, provisions and conditions set forth herein, LICENSEE shall have the right to operate at each Facility licensed hereunder within such Facility’s Space in order to provide the Services. LICENSEE acknowledges and agrees that it accepts each Space in an AS IS condition and with all faults including, without limitation, vibrations, odors, and noise from LICENSOR’ s operations. No representations or warranties are made by LICENSOR that any Space meets current federal, state, county and municipal statutes, laws, codes, rules, orders, requirements, ordinances and regulations governing the operation of LICENSEE’s business or its provision of Services in the applicable Facility. After the Commencement Date for each License, any and all upgrades to any Facility’s Space will be at LICENSEE’s sole cost and expense and subject to LICENSOR’s prior written consent.

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3. Improvements. LICENSEE shall be responsible for constructing all improvements (the “Improvements”) to each Space including, without limitation, walls and/or barriers to create a privacy room surrounding each SolaJet Bed as well as the installation of any additional utility outlets. Prior to commencing construction of any Improvements, LICENSEE shall submit to LICENSOR for its approval all plans and specifications related to the Improvements. For the avoidance of doubt, LICENSEE shall not begin construction at any Facility without receiving LICENSOR’s approval of the construction plans and specifications, including approval over LICENSEE’s choice of contractor. If any licenses or permits are required by federal, state, or local law with respect to LICENSEE’s proposed operation of business in the Spaces at the Facilities (including, without limitation, construction permits and building permits), LICENSEE shall obtain all such licenses and permits prior to the commencement of construction. LICENSEE shall be solely responsible for any and all costs related to the Improvements as well as all FF&E within each Space. “FF&E” shall mean any furniture, fixture, or equipment that is not permanently attached to the building, including, but not limited to: the SolaJet Beds, seating, desks and chairs; storage and display shelves; telephone systems, phones, accessories and cabling; televisions/monitors, video equipment and connections; computer(s), server(s) with back-up systems, terminals and screens; functional and decorative art, framed art, art objects, mirrors and accessories; security system; signage; and other equipment and incidentals that are necessary for the operation of LICENSEE’s business.

4. Term. Unless terminated earlier as provided in this Agreement, the initial term of this Agreement and the licenses granted hereunder shall begin as of the Effective Date and shall continue for a period of ninety (90) days (the “Initial Term”). After the expiration of the Initial Term, this Agreement will renew on a month-to-month basis, unless notice of termination is provided by either Party to the other Party at least thirty (30) days prior to the expiration of the Initial Term. The Initial Term plus any renewals shall be considered the (“Term”). For the avoidance of doubt, no license for any Facility shall exceed the balance of the term of LICENSOR’s Facility lease for the applicable premises. For the further avoidance of doubt, upon the expiration of the Term (or upon the earlier termination of this Agreement), the Licenses granted hereunder at all of the Facilities shall terminate.

5. Commencement Date. The (“Commencement Date”) for each License shall be the earlier of: (a) the Commencement Date set forth on the LMA for the License, or (b) the date on which LICENSEE opens for business at the applicable Facility. LICENSEE shall promptly provide written notice of the Commencement Date to LICENSOR.

6. Intentionally Omitted.

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7. Fees and Payments.

7.1. Monthly License Payment. Commencing on the Commencement date of the first License granted hereunder and for a period of six (6) months thereafter (the “Initial Period”), LICENSEE shall pay to LICENSOR, for the right to access the Spaces to provide the Services at the Facilities to LICENSEE’s Customers, a recurring monthly payment (each such monthly payment, a “Monthly License Payment”) in an amount equal to: (a) five hundred dollars ($500); multiplied by (b) the number of SolaJet Beds installed at the Facilities. After the expiration of the Initial Period, the Monthly License Payment shall be adjusted to equal: (a) five hundred dollars ($500); multiplied by (b) the number of SolaJet Beds installed at the Facilities; plus (c) two percent (2%) of LICENSEE’s Gross Revenue (as defined below) generated under each License during the immediately preceding calendar month. After the expiration of the Initial Period, LICENSEE shall also deliver to LICENSOR, on a monthly basis, a true, complete, and correct detailed written accounting showing LICENSEE’s calculation of the Gross Revenue generated under the applicable License for the month at issue (each, a “Written Accounting”. For the avoidance of doubt, the Monthly License Payment and Written Accounting shall each be provided in arrears. Each Written Accounting shall be due no later than ten (10) days after the end of every calendar month for the immediately preceding month, and each Monthly License Payment shall be due no later than fifteen (15) days after the end of every calendar month for the immediately preceding month. “Gross Revenue” shall mean the total revenue, of any kind and/or nature, resulting from any goods or products sold or services provided at a Facility by LICENSEE, regardless of where or how such services, goods and products are purchased or paid; provided, however, that Gross Revenue will not include sums representing taxes collected directly from Customers by LICENSEE or any sales, value added or other tax, excise or duty charged to Customers which is levied or assessed against LICENSEE. Gross Revenue shall be calculated on a cash basis. The Monthly License Payment shall automatically be updated in the event that the number of SolaJet Beds at any Facility changes. For the avoidance of doubt, in the event that this Agreement terminates prior to the expiration of the Initial Period (e.g., if either Party elects not to renew this Agreement beyond the Initial Term), LICENSEE shall only be obligated to provide payments to LICENSOR that have accrued up to and including the date of termination.

7.2. Security Deposit. With respect to each License granted hereunder, LICENSEE shall, within three (3) business days of such License’s Grant Date, deposit with LICENSOR an amount equal to One Thousand Dollars ($1,000) as a security deposit. The Parties both agree that this amount shall continue to be retained by LICENSOR as security for LICENSEE’s faithful performance of LICENSEE’s obligations under this Agreement. If LICENSEE fails to pay any payment or other charges due hereunder with respect to such License, or otherwise defaults with respect to any provision of this Agreement governing such License, LICENSOR may use, apply or retain all or any portion of said deposit: (a) for the payment of any monthly payment (including the Monthly License Payment) due with respect to such License, (b) for the payment of any other sum to which LICENSOR may become obligated by reason of LICENSEE’s default with respect to such License, or (c) to compensate LICENSOR for any loss or damage which LICENSOR may suffer thereby. If LICENSOR so uses or applies all or any portion of said deposit, LICENSEE shall, within five (5) business days after written demand therefore, deposit cash with LICENSOR in an amount sufficient to restore said deposit to the full amount then required of LICENSEE. LICENSOR shall not be required to keep any such security deposit separate from its general accounts. With respect to each License granted hereunder, if LICENSEE performs all of LICENSEE’s obligations with respect to such License, said deposit, or so much thereof as has not heretofore been applied by LICENSOR, shall be returned, without payment of interest or other increment for its use, to LICENSEE (or, at LICENSOR’ s option, to the last assignee, if any, of LICENSEE’s interest hereunder) within thirty (30) business days after the expiration of the Term and after LICENSEE has vacated the Spaces and the Facilities. No trust relationship is created herein between LICENSOR and LICENSEE with respect to said security deposit.

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7.3. Intentionally Omitted.

7.4. Intentionally Omitted.

7.5. Required Capital Expenditures. LICENSEE shall not be responsible for any capital repairs, replacements or improvements to a Facility that would be considered a “capital expenditure” under generally accepted accounting principles (a “Capital Expenditure”) unless: (a) LICENSOR is required to make such Capital Expenditure as a direct result of or in order to comply with any applicable laws (including, without limitation, compliance with the ADA) and such Capital Expenditure is for capital repairs, replacements or improvements to any portion of a Facility of which a Space is a part (in which case LICENSEE shall be responsible for LICENSEE’s Share (as defined below) of the costs of such Capital Expenditure); or (b) such Capital Expenditure is required as the result of LICENSEE’s specific use of a Space at a Facility, or is for capital repairs, replacements or improvements to a Space only (in which case LICENSEE shall be wholly responsible for the costs of such Capital Expenditure). For the avoidance of doubt, if the required Capital Expenditure is limited to a Space only, LICENSEE shall be responsible for 100% of the Capital Expenditure. Following LICENSOR’s tender of possession of a Space to LICENSEE, in the event LICENSEE is responsible, in whole or part, for the costs of a Capital Expenditure under this Agreement, LICENSOR shall provide LICENSEE with thirty (30) days’ prior written notice that LICENSEE shall be obligated to pay such costs within thirty (30) days after LICENSEE’s receipt of an invoice therefor. As used in this Agreement, “LICENSEE’s Share” shall be determined by using a fraction, the numerator of which is the floor area of the applicable Space and the denominator of which is the floor area of the applicable Facility; provided, however, that if such Capital Expenditure relates solely to the Space, then LICENSEE’s Share shall equal one hundred percent (100%). LICENSEE’s Share of Capital Expenditures shall be paid without any deductions, set-offs or counterclaims, and failure to pay such sum shall carry the same consequences as LICENSEE’s failure to pay Monthly License Payments when due

7.6. Taxes. In addition to the sums above, LICENSEE will pay all applicable taxes referenced in Paragraph 24, all applicable state and local sales, use, privilege and excise taxes, all taxes on license fees and rental payments (if any) and all similar taxes arising from the Services, or based upon LICENSEE’s activities under this Agreement, prior to delinquency (excluding any taxes based upon LICENSOR’s net taxable income or business activities in the Facilities and any real estate taxes or other taxes or assessments for which LICENSOR is liable with respect to the Facilities). If sales taxes are due on LICENSEE’s required payments to LICENSOR hereunder, such taxes shall be paid by LICENSEE concurrently with the other payments due under this Agreement (e.g., with the monthly payments of each Monthly License Payment). If any applicable state or local sales, use, privilege or excise taxes relating to the LICENSEE’s business income are due, then LICENSEE will report such taxes directly to the applicable taxing authority.

7.7. Right to Audit. No more frequently than once per calendar quarter during the Term, and no more than once in the two (2) year period following the end of the Term, LICENSOR shall have the right to review or to appoint an independent third-party auditor, at LICENSOR’ s sole cost and expense (except as set forth below), to audit the books, records and other files and materials of LICENSEE (including, without limitation, accounting records, written financial policies and procedures, receipts, invoices, ledgers, cancelled checks, deposit slips, bank statements, journals, fmancial statements, filings with governmental agencies and filings or submissions made in connection with loan applications) to confirm LICENSEE’s calculation of the fees due to LICENSOR under this Agreement (including, without limitation, the Monthly License Payments), which materials LICENSEE shall maintain during the Term and for a period of three (3) years thereafter. LICENSOR shall keep confidential and, if applicable, cause its independent third-party auditor to keep confidential, any such materials and information reviewed, including the results of its review of such materials, except as required by law, legal proceeding or to enforce its rights under this Agreement. LICENSOR may exercise such right of audit during normal business hours upon three (3) business days’ prior written notice to LICENSEE. LICENSEE shall cooperate with LICENSOR and its auditor and shall make its books, records and other materials referenced in this Paragraph available in the performance of any audit. If an audit identifies underpayment by LICENSEE to LICENSOR in excess of one-half of one percent (.5%) of the total amount of any Monthly License Payment or any other payment subject to such audit, then: (a) LICENSEE shall reimburse LICENSOR within five (5) days of notification thereof in an amount equal to such underpayment; (b) LICENSEE shall reimburse LICENSOR for the total costs of the audit; and (c) following such event, the frequency limits for the audits in the first sentence of this Paragraph shall be eliminated, and LICENSOR (or an independent third-party auditor) may conduct audits at any reasonable time, upon prior notice to LICENSEE. If an audit discovers substantive findings related to fraud or misrepresentation on the part of LICENSEE, or an underpayment to LICENSOR in excess of five percent (5%) of the total amount of Monthly License Payments subject to such audit, then in addition to the remedies in the previous sentence, LICENSOR may immediately terminate this Agreement and pursue any other remedies available to it hereunder or in law or equity

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7.8. Payments. All payments made pursuant to this Agreement shall be made in lawful money of the United States of America to FITNESS INTERNATIONAL, LLC, 3161 Michelson Drive, Suite 600, Irvine California 92612, Attention: Licensing Department, or to such other persons or at such other places as LICENSOR may designate in writing to LICENSEE. Payments of the Monthly License Payments must be made by Electronic Funds Transfer (“EFT”), as authorized in Exhibit B.

7.9. Miscellaneous. Failure to provide a Written Accounting shall not relieve LICENSEE of its obligation to make any payments hereunder. Given that the Monthly License Payment and Written Accounting shall each be provided in arrears, upon the termination or expiration of this Agreement and/or an individual License for any reason, a final Monthly License Payment and final Written Accounting for the applicable License(s) will be due after the date of such termination, but unless otherwise provided in this Agreement, no further Monthly License Payments or Written Accountings will be due with respect to such terminated or expired License(s). Except as may be expressly permitted herein, all amounts owed to LICENSOR shall be paid to LICENSOR without offset or deduction. No amounts paid to LICENSOR will be refunded, in whole or in part, upon any termination of this Agreement or at any other time or under any other circumstances whatsoever, except as expressly provided in this Agreement. Monthly License Payments that are due for any period of the Term which is less than one (1) month shall be prorated based upon the actual amount of days of the calendar month involved. The Parties agree and acknowledge that all fees, payments, and deposit amounts set forth in this Paragraph 7 reflect fair market value

8. Permitted and Prohibited Uses.

8.1. Permitted Uses. Only during such times that the Facilities are open for business, and within such times, only during the Business Hours, LICENSEE shall be limited to providing to the Customers the services expressly set forth on Exhibit C (the “Services”) within the Spaces only.

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8.2. Prohibited Uses. Notwithstanding anything to the contrary herein, LICENSEE is expressly prohibited from offering, advertising, selling, promoting, providing or otherwise engaging in any of the following services and activities at the Facilities: (a) on-site retail sales of goods, (b) any sales of any membership or other means of access to any LICENSOR facility, (c) traditional massage therapy (consisting of the placement of hands on individuals), (d) Personal Training (defined below), (e) group fitness classes, and (f) the use of any pool, spa or sauna located on the Facilities’ premises. For the purposes of this Agreement, “Personal Training” means fitness training, physical training, personal training or similar services that include, without limitation, instruction, education, training or assistance rendered to individuals or groups with respect to bodybuilding, weight loss, figure development, physical fitness, exercise, cardiovascular endurance, flexibility, muscular strength and/or muscular endurance, and includes, without limitation, assessing fitness needs, designing appropriate exercise regimens, and motivating clients to achieve fitness goals. Further, and for the avoidance of doubt, no LICENSEE Party shall make use of LICENSOR’ s fitness equipment or other services or amenities located at the Facilities (including, without limitation, any of the Facilities’ locker rooms, showers, group fitness classes, basketball courts, racquetball courts, lobby chairs, Kids Klub, Kids Klub restrooms, pool, and spa) except as explicitly set forth herein unless such party is a Member; provided, however, that LICENSEE’s employees and Customers may access the Facilities’ locker rooms solely for the limited purpose of using the restrooms therein (and not for changing or storing clothes or other uses).

9. Exclusivity.

9.1. As Enjoyed by LICENSEE. LICENSOR grants to LICENSEE the exclusive right to perform the Services within the Facilities for the Term of this Agreement.

9.2. Promotions. Without limiting the foregoing, the Parties acknowledge that LICENSOR may from time to time arrange temporary promotions, sometimes involving third parties, to give away items or services to LICENSOR’s Members and guests as part of LICENSOR’s own marketing and promotions. However, LICENSOR shall not include a direct competitor of LICENSEE in such temporary promotions at the Facilities. Further, if LICENSEE so requests, then LICENSOR may, in its sole discretion, permit LICENSEE to include promotions of its own Services during such temporary promotion period.

10. Customers; Compliance.

10.1. Customers Defined. LICENSEE shall have the right to provide the Services both to customers of LICENSEE’s business who are not Members (and such customers have no obligation to become Members in order to receive Services from LICENSEE) and to Members who are or who elect to become customers of LICENSEE’s business (any such customers of LICENSEE, “Customers”). LICENSEE agrees to follow all protocols established by LICENSOR for checking in Customers who are non-Members, as well as all mechanisms to ensure that Customers who are not Members do not access LICENSOR’ s facilities and services enjoyed by Members.

10.2. Intentionally Omitted.

10.3. LICENSEE Compliance.

10.3.1. Licenses and Permits. LICENSEE represents and warrants that attached hereto as Schedule 10.3.1 is a list of all licenses and permits that LICENSEE needs to perform the Services at the Facilities. LICENSEE further covenants to update Schedule 10.3.1 as necessary to comply with the preceding sentence. Notwithstanding the licenses and permits listed in Schedule 10.3.1, LICENSEE shall obtain and shall maintain in good standing throughout the Term all licenses and permits that are legally required in connection with the conduct, ownership, use, occupancy or operation of its business and the performance of the Services at the Facilities.

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10.3.2. Personnel; Services. LICENSEE shall be responsible for providing all staffing necessary to provide the Services. In connection with the development and operation of LICENSEE’s business at the Facilities, LICENSOR will have no responsibility or obligation with respect to: (a) hiring, training and supervising efficient, competent and courteous employees of good character for the operation of the LICENSEE’s business; (b) the terms of such employees’ employment and compensation; or (c) the proper training of such employees in the operation of LICENSEE’s business. LICENSEE represents and warrants that all staff employed by, or providing services to or on behalf of, LICENSEE are and will at all times comply with any licensing and credentialing requirements of applicable law. LICENSEE covenants that throughout the Term it shall, and it shall cause its employees and contractors to, fully comply with all applicable federal, state, and local laws, rules, regulations, ordinances, and policies (including any regulations set forth by any regulatory body) applicable to the conduct, ownership, use, occupancy or operation of its business and provision of the Services at the Facilities, including the generally accepted standards of care and scope of practice applicable to the Services.

10.3.3. Intentionally Omitted.

10.3.4. No Referrals Required. The Parties expressly acknowledge that neither LICENSOR nor any of its directors, officers, employees or agents are required or have been encouraged to refer patients to LICENSEE, and that any remuneration paid to LICENSOR hereunder has not been offered, paid, solicited or received with the intent of inducing or encouraging the referral of patients or customers to LICENSEE. The Parties further expressly acknowledge and agree that (a) the Spaces do not exceed that which is reasonable and necessary for the legitimate business of LICENSEE therein; and (b) the fees and other remuneration paid to and received by LICENSOR hereunder (including, without limitation, the Monthly License Payments): (i) are set in advance; (ii) are consistent with fair market value; (iii) have been negotiated as part of an arms-length transaction; (iv) do not take into account the volume or value of any referrals or other business generated between the Parties, nor do they include any additional charges attributable to the proximity or convenience of either Party to the other as a potential referral source; and (v) would be commercially reasonable even if no referrals are made between LICENSEE and LICENSOR or their respective affiliates.

11. Maintenance, Repairs and Alterations. LICENSOR shall be responsible for all day-to-day maintenance of the Facilities; provided, however, that LICENSEE shall be liable and shall reimburse LICENSOR for any and all damage to any area of the Facilities including, without limitation, the Spaces, caused by any LICENSEE Parties. LICENSEE shall not make any alterations, modifications or improvements to any part of the Facilities within the Spaces. LICENSOR will have access to all areas of the Facilities, including all storage areas, other than areas containing “protected health information” (as such term is defined under HIPAA (as defined in Paragraph 13.2), “Protected Health Information”), if any, in order to conduct inspections and undertake such maintenance, repairs and alterations as LICENSOR deems necessary or desirable.

12. Insurance.

12.1. General Liability Insurance. LICENSEE shall, at LICENSEE’ s expense, obtain and keep in force during the Term a policy of comprehensive general liability insurance in an amount of not less than Two Million Dollars ($2,000,000) per occurrence, and with an aggregate of not less than Three Million Dollars ($3,000,000) of bodily injury and property damage combined; provided, however, that as long as LICENSEE maintains such a policy in an amount of at least One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate, LICENSEE may satisfy the greater amounts required under this Paragraph 12.1 by maintaining an excess or umbrella liability policy in an amount of not less than Two Million Dollars ($2,000,000) (the “Umbrella Policy”). Such policies shall each: (a) insure LICENSEE and name LICENSOR as an additional insured against liability arising out of the use or occupancy of the Spaces and Facilities by LICENSEE; (b) include a waiver of subrogation in favor of LICENSOR; (c) be written as primary policy coverage and non-contributing with respect to any coverage that LICENSOR may carry; and (d) have a deductible or self-insured retention amount, as applicable, of not more than Ten Thousand Dollars ($10,000).

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12.2. Professional Liability Insurance. Intentionally omitted.

12.3. Workers’ Compensation and Employer’s Liability Insurance. LICENSEE shall, at LICENSEE’s expense, obtain and keep in force during the Term of this Agreement a policy of workers’ compensation insurance coverage in compliance with statutory limits in the state of operation, and a policy of employer’s liability, but in each case in an amount of not less than One Million Dollars ($1,000,000) per accident or disease, which policies shall include a waiver of subrogation in favor of LICENSOR.

12.4. Automobile Insurance. LICENSEE shall, at LICENSEE’s sole cost and expense, obtain and keep in force during the Term of this Agreement a policy of automobile insurance (including owned, non-owned and hired car coverage) in an amount of not less than One Million Dollars ($1,000,000) combined single limit (each accident). Such policy shall: (a) insure LICENSEE and name LICENSOR as an additional insured; (b) include a waiver of subrogation in favor of LICENSOR; (c) be written as primary policy coverage and non-contributing with respect to any coverage that LICENSOR may carry; and (d) have a deductible or self-insured retention amount, as applicable, of not more than Ten Thousand Dollars ($10,000).

12.5. Intentionally Omitted.

12.6. Insurance Policies. LICENSEE shall deliver to LICENSOR certificates evidencing the existence and amounts of the insurance policies required under Paragraphs 12.1 through 12.4, inclusive, prior to LICENSEE’s opening for business in any Facility, and these shall name Fitness International, LLC and any other person or entity designated by LICENSOR (including, without limitation, any landlord under LICENSOR’s premises lease for any Facility (individually, a “Facility Owner” and collectively, the “Facility Owners”)) as an additional insured. LICENSEE shall also provide to LICENSOR the applicable additional insured endorsement(s) naming LICENSOR as additional an insured. Such insurance policies shall be issued from an insurer with a rating of “A” or better and a financial size category of XI or greater in the latest edition of the A.M. Best key rating guide and such insurer shall be licensed to do business in the jurisdiction in which each Facility is located. No policy required under this Agreement shall be cancelled or subject to reduction of coverage or other modification except after written notice to LICENSOR. LICENSEE shall, at least ten (10) days prior to the expiration of such policies, furnish LICENSOR with evidence of renewals thereof.

12.7. Additional Insured and Loss Payees. The names and addresses of LICENSOR as an additional insured and loss payee under this Paragraph 12 is as follows, which may be updated from time to time at the sole discretion of LICENSOR:

LICENSOR:

FITNESS INTERNATIONAL,

LLC 3161 Michelson Drive, Suite

600 Irvine, California 92612

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12.8. No Representation of Adequate Coverage. LICENSOR makes no representation that the insurance coverage and amounts specified in this Paragraph 12 are adequate to cover LICENSEE’s property or obligations under this Agreement. Compliance with the above insurance requirements of this Paragraph 12 shall not limit the liability of LICENSEE hereunder.

13. Indemnification.

13.1. By LICENSEE with Respect to Certain Claims. Except resulting from LICENSOR Parties’ gross negligence or willful misconduct, LICENSEE shall indemnify, defend and hold harmless LICENSOR, the Facility Owners, and their respective owners, parents, subsidiaries, affiliates, officers, directors, employees, agents, contractors and representatives (collectively, the “LICENSOR Parties”) from and against any and all damages, losses, liabilities, obligations, claims, encumbrances, deficiencies, costs and expenses, including, without limitation, reasonable attorneys’ fees and other costs and expenses incident to, any action, investigation, claim or proceeding (collectively, “Losses”) suffered, sustained, incurred or required to be paid by the LICENSOR Parties, with respect to: (a) any damage to the person or property of anyone or any entity arising from use of the Spaces or Facilities by LICENSEE or by any of LICENSEE’s agents, representatives, contractors, or employees (collectively and including LICENSEE, the “LICENSEE Parties”); (b) the conduct of LICENSEE’s business or any activity, work or things done, permitted or suffered by any of the LICENSEE Parties in or about the Facilities or elsewhere; (c) any breach or Default in the performance of any obligation on LICENSEE’s part to be performed under the terms of this Agreement; (d) any act or omission of any of the LICENSEE Parties while on the premises of any Facility; and (e) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, losses, damages, liabilities and reasonable legal and other expenses incident to the foregoing. LICENSOR need not have first paid for any Losses in order to be so indemnified. LICENSEE, as a material part of the consideration to LICENSOR, hereby assumes all risk of damage to the property of LICENSEE and to the property of any of the LICENSEE Parties and to the injury to persons in, upon or about the Spaces or Facilities arising from any cause and LICENSEE hereby waives all claims in respect thereof against the LICENSOR Parties, except to the extent such damage and/or injury is caused by the gross negligence or willful misconduct of LICENSOR.

13.2. By LICENSEE with Respect to Special Claims. It is the intent and understanding of the Parties that: (a) LICENSOR is not and will not become, as a result of entering into the transactions contemplated under this Agreement a federal “prime contractor”, “subcontractor” or “first-tier subcontractor”, as such terms are defined in 41 C.F.R § 60-1.3, or a Medicare Advantage “first tier entity” or “downstream entity”, as such terms are defined in 42 C.F.R. § 422.2 (any of the foregoing, a “Government Contractor”); (b) LICENSEE shall not disclose or otherwise provide to any LICENSOR Party any Protected Health Information and shall not direct or instruct any current or prospective Customer or government agency to deliver any mail to any Facility that may contain Protected Health Information (and LICENSEE covenants that it shall not do so); and (c) LICENSOR is not and will not become, as a result of entering into the transactions contemplated under this Agreement subject, as a business associate or otherwise, to the Health Insurance Portability and Accountability Act of 1996 or any regulations promulgated thereunder (“HIPAA”). However, for LICENSOR’s benefit, and as a material condition to this Agreement, LICENSEE specifically covenants and agrees that it shall indemnify, defend and hold harmless the LICENSOR Parties from and against any and all Losses suffered, sustained, incurred or required to be paid by the LICENSOR Parties arising from any inquiry, investigation, audit, compliance evaluation, allegation, claim, charge, determination, finding or other similar action by a government agency (including, without limitation, the Department of Labor’s Office of Federal Contract Compliance Programs and/or the Department of Health and Human Services or the Centers for Medicare & Medicaid Services) alleging or otherwise concerning LICENSOR’s or LICENSEE’ s performance or actual or alleged status as a Government Contractor or related to actual or alleged compliance with or non-compliance with HIPAA in connection with this Agreement (a “Special Claim”).

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13.3. By LICENSOR with Respect to Certain Claims; No Waiver. Notwithstanding the foregoing: (a) no provision of this Agreement, including, but not limited to, Paragraphs 13.1, 13.2 and 14, shall operate to waive any claim or cause of action that LICENSEE has or may have against LICENSOR on account of the willful misconduct or gross negligence thereof; and (b) LICENSOR shall defend, indemnify and hold harmless LICENSEE from and against any and all Losses suffered, sustained, incurred or required to be paid by LICENSEE arising from: (i) the willful misconduct or gross negligence of LICENSOR; (ii) the material breach or Default of this Agreement by LICENSOR; or (iii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, losses, damages, liabilities and reasonable legal and other expenses incident to the foregoing.

13.4. Indemnification Procedures.

13.4.1. Threats of Action. If either Party receives notice of the commencement or threat of any action against it that would constitute a claim for indemnification hereunder, then such Party shall promptly give written notice of the same (an “Indemnification Notice”) to the other Party. An indemnifying Party shall be entitled to assume the defense thereof at its own expense, provided that such indemnifying Party promptly notifies the indemnified Party of such indemnifying Party’s election to assume the defense thereof; and provided further that if the matter involves a Special Claim, then LICENSOR (as the indemnified Party), shall have the right to contest, defend, settle or compromise, through counsel of its own choosing, the matter at the expense of LICENSEE (as the indemnifying Party), in which case: (a) LICENSOR shall keep LICENSEE informed on a reasonably current basis of any significant updates with respect to the status of the defense of the matter; (b) LICENSEE shall have the right to participate, at its own expense and without a right to be reimbursed for its legal fees incurred in participating in the defense of such claim; (c) each Party shall cooperate with the other Party in the defense of such claim; (d) LICENSOR shall not settle, adjust or compromise any such claim without first providing prior notice to LICENSEE; and (e) any amount agreed to be paid by LICENSOR in settlement or compromise of such claim shall not be deemed determinative of the amount of the indemnification payment owed by LICENSEE to LICENSOR.

13.4.2. Obligations of Party Providing Defense. As to proceedings or matters in which an indemnifying Party has assumed and is providing defense, except as set forth in Paragraph 13.4.1, (a) the indemnifying Party shall defend such action in a diligent manner with legal counsel reasonably acceptable to the indemnified Party; (b) the indemnified Party shall make available to the indemnifying Party all documents and materials in the possession of the indemnified Party that may be necessary for defense of such proceedings or matters; (c) the indemnified Party shall otherwise cooperate with the indemnifying Party in the defense of such proceedings or matters; (d) the indemnifying Party shall keep the indemnified Party informed of all material developments and events relating to such matters; (e) the indemnified Party shall have the right to participate, at its own expense and without a right to be reimbursed for its legal fees incurred in participating in the defense of such proceedings or matters; and (0 the indemnifying Party shall not settle, adjust or compromise any such proceedings or matters without the prior written consent of the indemnified Party, which shall not be unreasonably withheld, conditioned, or delayed; provided, however, that the indemnified Party shall not unreasonably withhold its consent to any such proposed settlement if it involves only the payment of money and the indemnifying Party demonstrates, to the reasonable satisfaction of the indemnified Party, that the indemnifying Party is able to pay the amount of such settlement and all related expenses. If the indemnified Party refuses a settlement in a liquidated amount and the indemnifying Party is financially capable of paying such liquidated amount, then, upon ultimate settlement or resolution of the matter, the indemnifying Party shall not be liable for an amount in excess of the amount for which the indemnifying Party would have been liable if such settlement had been accepted.

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13.4.3. Obligations of Indemnifying Party. If within ten (10) days after receipt by the indemnifying Party of an Indemnification Notice the indemnifying Party has not notified the indemnified Party that the indemnifying Party intends to assume the defense of such action and has not otherwise assumed such defense, then the indemnified Party shall have the right to defend such action and to proceed immediately against the indemnifying Party to enforce all indemnification rights hereunder (including but not limited to the reasonable costs of defense, as the same may be incurred). The indemnification obligations of the indemnifying Party with respect to such action shall, however, in no way be diminished by virtue of the foregoing, and the fact that the indemnified Party shall have defended, settled, compromised or otherwise dealt with such action shall not, in any circumstances, be deemed to constitute any waiver, release or exoneration of the indemnifying Party from its indemnification obligations, regardless of the outcome of such action. An indemnified Party need not have first paid for any Losses in order to be so indemnified.

14. Exemption of LICENSOR from Liability. All property kept, stored or maintained in the Facilities by LICENSEE (if any) shall be so kept, stored or maintained at the sole risk of LICENSEE. LICENSEE hereby agrees that LICENSOR and the Facility Owners shall not be liable for injury to LICENSEE’s business or any loss of income therefrom or for loss of or damage to the goods, merchandise, products or other property of any of the LICENSEE Parties or to any other person in or about the Facilities, nor shall LICENSOR be liable for injury to any LICENSEE Party, whether such damage or injury is caused by or results from theft, fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures, or from any other cause, whether said damage or injury results from conditions arising upon the Spaces or upon other portions of the Facilities, or from other sources or places, or from new construction or the repair, alteration or improvement of any part of the Facilities or of the equipment, fixtures or appurtenances applicable thereto, and regardless of whether the cause of such damage or injury or the means of repairing the same is inaccessible, and LICENSOR shall not be liable for any damages or injury arising from any act or neglect of any LICENSOR Party or any other licensee, occupant or user of the Facilities or as a result of the failure of LICENSOR to enforce the provisions of any other agreement of any other licensee, occupant or user of the Facilities.

15. Default.

15.1. Default by LICENSEE. The occurrence of any one or more of the following events shall constitute a material default (a “Default”) by LICENSEE under this Agreement:

15.1.1. Failure to Make Payments When Due. The failure by LICENSEE to pay any Monthly License Payment or any other payment required to be made by LICENSEE hereunder, as and when due, where such failure shall continue for a period of ten (10) days after receipt of written notice thereof from LICENSOR to LICENSEE.

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15.1.2. Insolvency. (a) The making by LICENSEE of any general arrangement or general assignment for the benefit of creditors; (b) LICENSEE becoming a “debtor” as defined in 11 U.S.C. §101 or any successor statute thereto (unless, in the case of a petition filed against LICENSEE, the same is dismissed within sixty (60) days); (c) the appointment of a trustee or receiver to take possession of substantially all of LICENSEE’ s assets located at the Facilities or of LICENSEE’s interest in this Agreement, where possession is not restored to LICENSEE within thirty (30) days; or (d) the attachment, execution or other judicial seizure of substantially all of LICENSEE’s assets located at the Facilities or of LICENSEE’s interest in this Agreement, where such seizure is not discharged within thirty (30) days. In the event that any provision of this Paragraph 15.1.2 is determined to be contrary to any applicable law, such provision shall be of no force or effect. Default under this Paragraph shall be deemed a non-curable Default for which LICENSOR may terminate this Agreement immediately upon written notice to LICENSEE.

15.1.3. Breach of Specified Provisions. The breach by LICENSEE of any of the covenants, conditions or provisions of Paragraph 8 (“Permitted and Prohibited Uses”), Paragraph 12 (“Insurance”), Paragraph 23 (“Hazardous Materials”), Paragraph 31 (“Assignment, Subletting, and Franchising”), Paragraph 39.4 (“No Nuisance, Interference”), Paragraph 39.5 (“No Disparagement”), Paragraph 39.6 (“No Competition”) or Paragraph 41 (“Non-Disclosure”), shall be deemed a non-curable Default (except as otherwise explicitly set forth in this Agreement) for which LICENSOR may terminate this Agreement immediately upon written notice to LICENSEE.

15.1.4. Breach of Other Provisions. The failure by LICENSEE to observe or perform any of the material covenants, conditions or provisions of this Agreement to be observed or performed by LICENSEE other than those described in this Paragraph 15.1, where such failure shall continue for a period of fifteen (15) days after receipt of written notice thereof from LICENSOR to LICENSEE; provided, however, that if the nature of LICENSEE’s Default is such that more than fifteen (15) days are reasonably required for its cure, then LICENSEE shall not be deemed to be in Default if LICENSEE commenced such cure within said fifteen (15) day period and thereafter diligently prosecutes such cure to completion.

15.1.5. Failure to Operate. LICENSEE does not commence operating at any Facilities within sixty (60) days of the Commencement Date (i.e., LICENSEE offers the Services at none of the Facilities during such period). Default under this Paragraph 15.1.5 shall be deemed a non-curable Default for which LICENSOR may terminate this Agreement immediately upon written notice to LICENSEE.

15.1.6. Abandonment. The vacation or abandonment of the Facilities by LICENSEE. For the purposes hereof, vacation and abandonment shall mean LICENSEE’s offering of Services at none of the Facilities during the minimum hours of operation set forth in Paragraph 18 for a continuous period of twenty-one (21) days or more (excluding in the event of LICENSEE’s failure to operate as a result of war, strike, natural disaster or other act of God), whether or not the Monthly License Payment is paid. Default under this Paragraph shall be deemed a non-curable Default for which LICENSOR may terminate this Agreement immediately upon written notice to LICENSEE.

15.1.7. Failure to Obtain Certain Approvals. In the event LICENSEE fails to provide reasonably satisfactory evidence that LICENSEE has obtained applicable licenses or permits as are required by federal, state or local law with respect to LICENSEE’s proposed operation of business in the Facilities, including, without limitation, those licenses and permits listed in Schedule 10.3.1.

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15.1.8. Cross Default. LICENSEE remains in default under any other agreement with LICENSOR beyond the applicable cure period (if any).

15.2. Default by LICENSOR. The occurrence of any one or more of the following events shall constitute a Default by LICENSOR under this Agreement.

15.2.1. Insolvency. (a) The making by LICENSOR of any general arrangement or general assignment for the benefit of creditors; (b) LICENSOR becoming a “debtor” as defined in 11 U.S.C. §101 or any successor statute thereto (unless, in the case of a petition filed against LICENSOR, the same is dismissed within sixty (60) days); (c) the appointment of a trustee or receiver to take possession of substantially all of LICENSOR’s assets located at the Facilities or of LICENSOR’s interest in this Agreement, where possession is not restored to LICENSOR within thirty (30) days; or (d) the attachment, execution or other judicial seizure of substantially all of LICENSOR’s assets located at the Facilities or of LICENSOR’s interest in this Agreement, where such seizure is not discharged within thirty (30) days. In the event that any provision of this Paragraph 15.2.1 is determined to be contrary to any applicable law, such provision shall be of no force or effect. Default under this Paragraph shall be deemed a non-curable Default for which LICENSEE may terminate this Agreement immediately upon written notice to LICENSOR.

15.2.2. Breach of Agreement. The failure by LICENSOR to observe or perform any of the covenants, conditions or provisions of this Agreement to be observed or performed by LICENSOR other than those described in this Paragraph 15.2, where such failure shall continue for a period of thirty (30) days after receipt of written notice thereof from LICENSEE to LICENSOR; provided, however, that if the nature of LICENSOR’ s Default is such that more than thirty (30) days are reasonably required for its cure, then LICENSOR shall not be deemed to be in Default if LICENSOR commenced such cure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion.

16. Termination of Agreement or License.

16.1. Without Cause. After the expiration of the Initial Term, either Party may terminate this Agreement without cause by providing thirty (30) days’ written notice to the other Party.

16.2. For Cause. Upon the occurrence of a Default, the non-defaulting Party may terminate this Agreement by providing written notice to the defaulting Party. For the avoidance of doubt, upon the occurrence of a Default by LICENSEE, LICENSEE’s right to access and provide Services at all Facilities shall terminate.

16.3. Intentionally Omitted.

16.4. Certain Changes in Law. It is the intent of the Parties to structure and implement this Agreement in accordance with all applicable federal and state laws, statutes, rules and regulations. If LICENSOR or LICENSEE determines that this Agreement or the Services provided by LICENSEE violate, or present a substantial risk of violating, any law, rule or regulation or industry standard or guideline or that compliance thereunder would cause LICENSOR or LICENSEE to incur expenses not expressly contemplated hereunder, or if LICENSOR or LICENSEE learns of or there occurs any change in applicable law, statute, rule or regulation, or internal policy guidance or government agency interpretation of the same that results, or presents a substantial risk of resulting in LICENSOR becoming a Government Contractor or LICENSOR becoming subject to HIPAA, then LICENSOR or LICENSEE shall have the right to terminate this Agreement, or any particular license(s) granted hereunder, immediately upon written notice to the other Party.

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16.5. Termination of License - Cessation of Business by LICENSOR. In the event of a Facility’s Closure (as defined below), the license granted with respect to such Facility shall automatically terminate, and upon such termination, LICENSEE shall immediately vacate such Facility as provided in this Agreement. For the purposes hereof, (“Closure”) means: (a) that LICENSOR has elected to permanently and completely cease doing business at the applicable Facility or (b) that LICENSOR has completely ceased doing business at the applicable Facility for a continuous period of at least ten (10) days, other than for purposes of repairing, remodeling or renovating the Facility or as a result of fire, act of God, governmental act or failure to act, riot, picket, strike, labor dispute, breakdown, accident or any other cause beyond LICENSOR’s control (whether similar or dissimilar to the foregoing events).

16.6. Termination of License - Upon Termination or Expiration of Premises Lease. In the event of the termination or expiration of LICENSOR’s premises lease for a Facility with a Facility Owner and LICENSOR has no, or elects not to exercise any, further right to occupy the Facility thereafter, the license granted with respect to such Facility shall automatically terminate, and upon such termination, LICENSEE shall immediately vacate the Facility as provided in this Agreement.

16.7. Termination of License — Inability to Secure Permits. In the event that LICENSOR is unable to secure any and all necessary approvals (including, but not limited to, entitlement approvals or approvals necessary under LICENSOR’ s premises lease for the Facilities such as approvals/consents from the Facility Owner(s)) required to provide a license at a Facility hereunder to LICENSEE or to allow LICENSEE to provide the Services at a Facility), LICENSOR may terminate the license granted with respect to such Facility.

16.8. Termination of License — Chance of Control. In the event of a transfer or sale of all or substantially all of LICENSOR’s assets used in the operation of a Facility, or in the event of a merger, consolidation, change in control or similar transaction involving a Facility, LICENSOR may terminate the license granted with respect to such Facility by providing thirty (30) days’ prior written notice thereof to LICENSEE.

16.9. Termination of License - Upon Demand by Facility Owner. In the event the Facility Owner of a Facility requires LICENSOR to cease offering, or to cause LICENSEE to cease offering, some or all of the Services, LICENSOR may terminate the license granted with respect to such Facility by providing five (5) days’ prior written notice thereof to LICENSEE.

16.10. Intentionally Omitted.

16.11. Consequences of Termination. Upon the expiration or termination of this Agreement, LICENSEE’s right to provide Services at, and its right of access to, all Facilities shall terminate; provided, however, in the event of a termination of license that affects fewer than all of the Facilities (as determined by LICENSOR) pursuant to Paragraphs 16.4 through 16.9, LICENSEE’s right to provide Services at, and its right of access to, only such affected Facilities shall terminate. Furthermore, the following shall apply:

16.11.1. Payment of Monies Due. Unless otherwise provided herein, upon the termination or expiration of this Agreement or the license granted hereunder, LICENSEE shall pay to LICENSOR all monies due and payable hereunder as of the effective date of such termination or expiration, upon the terms provided herein.

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16.11.2. Surrender. Upon termination or expiration of this Agreement, LICENSEE shall immediately vacate the Facilities and shall remove all of LICENSEE’s signs, equipment, personal belongings, materials, merchandise, goods and products. LICENSEE shall repair, at its sole cost and expense, any damage to the Facilities caused by LICENSEE Parties.

16.11.3. Intentionally Omitted.

16.11.4. Other Remedies Not Affected. Termination or expiration of this Agreement shall not prejudice any other remedy to which a Party may be entitled either at law, or in equity, or under this Agreement. Further, in the event of a Default by LICENSEE, LICENSOR may at any time thereafter, with or without written notice or demand to LICENSEE and without limiting LICENSOR in the exercise of any other right or remedy that LICENSOR may have by reason of such Default, do any or all of the following:

16.11.4.1. Terminate Possession. LICENSOR may terminate LICENSEE’s right to access the Facilities by any lawful means, in which case LICENSEE shall immediately vacate the Facilities as provided in this Agreement.

16.11.4.2. Remove Personal Property. In the event that LICENSEE does not surrender and vacate the Facilities pursuant to the terms set forth in Paragraph 16.11.2, LICENSOR may, at LICENSEE’s sole expense, remove from the Spaces and from the Facilities all of LICENSEE’s signs, personal belongings, materials, merchandise, equipment, goods and products, and LICENSOR shall be entitled to dispose of all such items as it sees fit, in its sole discretion, and without any liability to LICENSEE, unless, within thirty (30) days of such removal, LICENSEE: (a) reimburses LICENSOR for LICENSOR’s documented costs of removing such items and (b) provides LICENSOR with advance payment for any shipping charges required to deliver such items to an address specified by LICENSEE. Upon LICENSEE’s timely satisfaction of the foregoing clauses (a) and (b), LICENSOR shall, within thirty (30) days thereafter, deliver the items to the address provided by LICENSEE.

16.11.5. Pursue Other Remedies. LICENSOR may pursue any other remedy now or hereafter available to LICENSOR under the laws or judicial decisions of the state wherein the Facilities are located.

17. License Rules and Regulations. The LICENSEE Parties, as applicable, must observe and comply with the rules and regulations set forth in Exhibit E hereto, which is incorporated by reference herein (the “License Rules and Regulations”), or as otherwise provided by LICENSOR. LICENSOR reserves the right to modify the License Rules and Regulations and adopt such other rules and regulations as LICENSOR may deem necessary for the operation of the Facilities at any time; provided, however, that LICENSOR agrees to enforce the License Rules and Regulations in substantially the same manner as it applies and enforces such License Rules and Regulations with respect to its other customers and licensees.

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18. Business Hours. LICENSEE may be open for business during hours to be mutually agreed upon by LICENSOR and LICENSEE (the “Business Hours”), but in no event shall the Business Hours be outside LICENSOR’ s hours of operations at a particular Facility. LICENSEE agrees to be open for business for a minimum of eight (8) hours per day, five (5) days per week, excluding holidays. LICENSEE agrees to post a sign, the form and content of which must be approved in writing by LICENSOR, in the Spaces, listing the hours that LICENSEE is open for business in the Facilities. LICENSEE acknowledges and agrees that it shall have no right of access to any Space when the particular Facility is not open for business. Any correspondence regarding the Business Hours (including approvals by LICENSOR thereof) shall be conducted via e-mail, and LICENSEE shall send such correspondence to Scot MacKay, Executive Director of Business Development, at scot.mackay@fitnessintl.com, or as otherwise directed by LICENSOR.

19. Vehicle Parking Regulations. LICENSEE Parties shall abide by the vehicle parking rules and regulations as set forth by LICENSOR relating to the Facilities. The LICENSEE Parties shall have the same rights and obligations to the non-exclusive use of available parking, sidewalks, ingress and egress as are enjoyed by, and shall be subject to the same vehicle parking rules and regulations as, LICENSOR’s Members who use the Facilities. Notwithstanding the foregoing, LICENSOR reserves the right to request reimbursement from LICENSEE for any parking fees for LICENSEE Parties that LICENSOR may be required to pay.

20. Utilities and Services.

20.1. Payment. LICENSOR shall be responsible for the incremental costs of LICENSEE’s use of any of the Facilities’ existing gas, electric or water utilities (and LICENSOR shall not be responsible for LICENSEE’s use of any other utilities or services, such as janitorial services, Internet, phone or cable service). Notwithstanding the foregoing, if LICENSOR determines that LICENSEE’s use of any utility at a Facility is materially out of the ordinary or excessive, then LICENSEE shall be obligated to reimburse LICENSOR for the monthly costs of such utility usage to the extent such monthly costs exceed the twelve (12) month trailing average of the cost of such utility paid by LICENSOR with respect to that Facility immediately prior to the Commencement Date (collectively, the “Excess Utility Expenses”). By way of example only and solely for the avoidance of doubt, if LICENSOR’s twelve (12) month trailing average of the cost of electricity usage for a Facility is $1,000, and if such costs increases to $1,500 per month during the Term due to LICENSEE’s use of electricity, then LICENSEE shall be obligated to pay $500 per month to LICENSOR as Excess Utility Expenses. LICENSEE shall pay the Excess Utility Expenses within thirty (30) days after receipt of an invoice therefor, without any deductions, set-offs or counterclaims, and failure to timely pay the Excess Utility Expenses shall carry the same consequences as LICENSEE’ s failure to pay the Monthly License Payment. For the avoidance of doubt, nothing in this Agreement obligates LICENSOR to provide LICENSEE with access to Internet service or to pay for the installation of any mechanical or other systems required by LICENSEE which shall be considered Improvements, and the costs thereof (if any) shall be the sole responsibility of LICENSEE and subject to LICENSOR’s prior approval as set forth in Paragraph 3.

20.2. Liability. Notwithstanding anything to the contrary in this Agreement, LICENSOR shall not be liable for any loss, injury, or damage to property caused by or resulting from any variation, interruption, or failure of any utility services due to any cause whatsoever, or from failure to make any repairs or perform any maintenance at the Facilities. No temporary interruption or failure of such services incident to the making of repairs, alterations, improvements (including without limitation the remodeling or renovation of the Facilities) or due to fire, act of God, governmental act or failure to act, riot, picket, strike, labor dispute, breakdown, accident or any other cause beyond LICENSOR’s control (whether similar or dissimilar to the foregoing events) shall relieve LICENSEE from any of LICENSEE’s obligations hereunder. Notwithstanding anything to the contrary in this Agreement, in no event shall LICENSOR be liable to LICENSEE for any damage to the Spaces or the Facilities or for any loss, damage, or injury to any property therein or thereon occasioned by bursting, rupture, leakage or overflow of any plumbing or other pipes (including, without limitation, water, steam, and/or refrigerant lines), sprinklers, tanks, drains, HVAC failure, drinking fountains or wash stands, or other similar cause in, above, upon or about the Spaces or the Facilities. LICENSEE agrees to comply with energy conservation programs implemented by LICENSOR, if applicable. LICENSEE acknowledges and agrees that the manner in which the Facilities as a whole are heated, ventilated and air conditioned by LICENSOR in the ordinary course is sufficient for the provision of LICENSEE’s Services.

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20.3. Interruptions. There shall be no abatement of any Monthly License Payments for the inadequacy, stoppage, interruption or discontinuance of any utility or service (a “Service Failure”) due to fire, act of God, governmental act or failure to act, riot, picket, strike, labor dispute, breakdown, accident, repair or any other cause beyond LICENSOR’s control (whether similar or dissimilar to the foregoing events) lasting less than thirty (30) days at any Facility. LICENSOR shall not be liable in any respect whatsoever for the inadequacy, stoppage, interruption or discontinuance of any utility or service due to any such events.

21. Signs and Displays; Advertising. LICENSEE shall be permitted to place a sign in, upon, or about each Space (as depicted on Exhibit F or as otherwise approved in writing by LICENSOR, the “Permitted Signage”), provided that LICENSEE agrees to remove or relocate the same promptly if any request to do so is received from a Facility Owner or governing municipality. Unless otherwise expressly permitted herein or approved in writing by LICENSOR, LICENSEE shall not store or display any signs or merchandise or equipment outside of the Spaces. All Permitted Signage and any other promotional materials used by LICENSEE shall contain the following verbiage: “Drywave is independently owned and operated is not an affiliate of LA Fitness. Any representations made herein are made solely by Drywave.”; provided, however, that so long as LICENSEE includes at least one sign in each Space that conspicuously displays the foregoing disclosure, no other signage or promotional materials in the corresponding Facility is required to bear such disclosure (except that any promotional materials of LICENSEE that bear LICENSOR’s name, logo, or trademarks shall contain the foregoing disclosure). For the avoidance of doubt, LICENSEE shall obtain LICENSOR’s prior written approval of any signage not depicted on Exhibit F, which such approval shall not be unreasonably withheld, conditioned, or delayed. LICENSEE represents and agrees that all such signage and any other promotional materials used by LICENSEE shall comply with all applicable laws. Any review and/or approval of such signage and any other promotional materials by LICENSOR does not relieve LICENSEE of the foregoing obligation. Upon the termination or expiration of this Agreement, all of LICENSEE’s signage at the Facilities shall be removed by LICENSEE at LICENSEE’s sole cost and expense and LICENSEE, at its sole cost and expense, shall promptly repair any damage to the Facilities resulting from such removal. LICENSOR may also require LICENSEE to move any Permitted Signage from time to time. Schedule 21 sets forth all of the trade names in use by or on behalf of LICENSEE. LICENSEE represents and warrants that LICENSEE has the right to use, display and promote the trade name(s) set forth on Schedule 21 and that such use, display and promotion does not and will not infringe or misappropriate any copyright, trademark, patent, trade secret, or other intellectual property right of any third party. Further, LICENSEE agrees to indemnify LICENSOR pursuant to Paragraph 13 for any Losses LICENSOR suffers from the foregoing.

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22. Late Charges. LICENSEE hereby acknowledges that late payment by LICENSEE to LICENSOR of any Monthly License Payment or other sums due hereunder will cause LICENSOR to incur costs not contemplated by this Agreement, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges. Accordingly, if LICENSEE is in Default for non-payment of any Monthly License Payment then, without any requirement for notice to LICENSEE, LICENSEE shall pay to LICENSOR a late charge equal to two percent (2%) of such overdue amount. In addition, if the payment is more than seven (7) days late, interest in the amount of two percent (2%) per month, or the maximum amount permitted by law, whichever is less, shall be due on the overdue amount until the full payment is received by LICENSOR or its designee. The Parties hereby agree that such late charge and interest represents a fair and reasonable estimate of the costs LICENSOR will incur by reason of late payment by LICENSEE. Acceptance of such late charge and interest by LICENSOR shall in no event constitute a waiver of LICENSEE’ s Default with respect to such overdue amount, nor shall it prevent LICENSOR from exercising any of the other rights and remedies granted hereunder.

23. Hazardous Materials. LICENSEE shall not use or introduce in the Facilities any Hazardous Material. For the purposes hereof: (a) “Hazardous Material” means any substance that is (i) defined as a hazardous substance, hazardous material, hazardous waste, biohazardous materials, pollutant, toxic substance, pesticide, contaminant or words of similar import under any Environmental Law; (ii) a petroleum product, byproduct or other hydrocarbon substance, including, without limitation, crude oil or any fraction thereof; (iii) hazardous, toxic, corrosive, flammable, explosive, infectious, radioactive, carcinogenic or a reproductive toxicant, or otherwise a threat to human health, including, without limitation, infectious or medical wastes, asbestos or asbestos containing materials, polychlorinated biphenyls, and lead or lead containing materials; or (iv) regulated pursuant to any Environmental Law; and (b) “Environmental Law” means any and all applicable laws that purport to regulate the generation, processing, production, storage, treatment, disposal, transport or release of Hazardous Materials to the environment, or impose requirements, conditions or restrictions relating to environmental protection, management, planning, reporting or notice or public or employee health and safety.

24. Personal Property Taxes. LICENSEE shall pay prior to delinquency all taxes assessed against and levied upon trade fixtures, furnishings, equipment and all other personal property of LICENSEE contained in the Facilities.

25. Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall whenever possible be cumulative with all other remedies.

26. Arbitration. LICENSOR and LICENSEE agree that all disputes, claims and other matters in controversy arising out of or relating to this Agreement, or the performance or breach hereof, shall be submitted to final binding arbitration in accordance with the provisions and procedures of this Paragraph 26. The arbitration provided for in this Paragraph 26 shall take place in Orange County, California, in accordance with the provisions of the Title 9, Sections 1280 et sea. of the California Code of Civil Procedure, except as provided to the contrary hereunder. The arbitration shall be held before and decided by a single neutral arbitrator. The single neutral arbitrator shall be selected from a list of retired judges of the Superior Court of the State of California for the County of Orange by a process mutually agreed upon by LICENSOR and LICENSEE. If no such agreement can be reached as to the process for selecting the arbitrator or if the agreed method fails, the arbitrator shall be appointed in accordance with the provisions of California Code of Civil Procedure §1281.6. LICENSOR and LICENSEE shall mutually agree upon the date and location of the arbitration, subject to the availability of the arbitrator. If no agreement can be reached as to the date and location of the arbitration, the arbitrator shall appoint a time and place in accordance with the provisions of California Code of Civil Procedure § 1282.2(a) (I), except that the arbitrator shall give not less than thirty (30) days’ notice of the hearing unless the Parties mutually agree to shorten the time for notice. LICENSOR and LICENSEE shall be entitled to undertake discovery in the arbitration in accordance with the provisions of subsections (a) through (d) of California Code of Civil Procedure §1283.05. In conjunction with these procedures, the Parties shall be entitled to request and obtain production of documents in discovery in the arbitration in accordance with the same rights, remedies and procedures, and shall be subject to all of the same duties, liabilities and obligations as if the subject matter of the arbitration were pending in a civil action before a Superior Court of the State of California. The Parties hereby agree that any discovery taken hereunder shall be permitted without first securing leave of the arbitrator and shall be kept to a reasonable minimum. The decision of the arbitrator may be confirmed pursuant to the provisions of California Code of Civil Procedure §1285. The details and/or existence of any disputes, claims and other matters in arbitration proceedings themselves and any discovery taken in connection with the arbitration, shall be kept strictly confidential and shall not be disclosed or discussed with any third party, except as may be required by law. The cost of such arbitration, the cost of enforcing the arbitration award in court and the cost of seeking a court order to compel arbitration, including reasonable attorneys’ fees, shall be borne by the losing Party or in such proportions as the arbitrator shall decide. All reasonable costs, including reasonable attorneys’ fees, incurred in enforcing an arbitration award in court shall be borne by the losing Party in such proceedings. Anything to the contrary in this Agreement notwithstanding, LICENSOR shall have the right and option to maintain a summary action for eviction, such as an unlawful detainer action, in a court of competent jurisdiction. Furthermore, anything to the contrary in this Agreement notwithstanding, either Party shall have the right and option to maintain action for injunctive and other equitable relief against the other in a court of competent jurisdiction.

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27. Choice of Law. This Agreement shall be governed by the laws of the State of California.

28. Entire Agreement. This Agreement, including all schedules and exhibits attached hereto, constitutes the final, complete, and exclusive statement of the terms of the agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior and contemporaneous understandings or agreements of the Parties. No Party has been induced to enter into this Agreement by, nor is any Party relying upon, any representation or warranty outside those expressly set forth in this Agreement.

29. Severability of Agreement. If a court or an arbitrator of competent jurisdiction holds any provision of this Agreement to be illegal, unenforceable, or invalid in whole or in part for any reason, the validity and enforceability of the remaining provisions, or portions of them, will not be affected.

30. Trademarks. Service Marks and Patents. LICENSEE will be solely responsible for any marketing of the Services (including, without limitation, the preparation of all marketing materials and the costs thereof), provided that all such marketing that includes LICENSOR’s name, address(es), trademarks or other intellectual property shall be subject to the prior written approval of LICENSOR. The Parties acknowledges the validity of all state and federal trademarks, service marks and patents owned by the other Party (the “Marks”), and neither Party shall use any of said Marks without the prior written approval of the owner of the Marks, which may be arbitrarily withheld. Any request by LICENSEE to use any of LICENSOR’s Marks shall be directed to Scot MacKay, Executive Director of Business Development, at scot.mackay@fitnessintl.com, or as otherwise directed by LICENSOR.

31. Assignment, Subletting, and Franchising. This Agreement may not be assigned, delegated or otherwise transferred by LICENSEE and neither the Spaces nor the Facilities may be sublicensed by LICENSEE in whole or in part unless first approved and authorized in writing by LICENSOR (such approval not to be unreasonably withheld). LICENSEE agrees that it will not franchise or otherwise grant any third party the right to operate within the Facilities licensed hereunder, unless mutually agreed upon by the Parties in a signed amendment to this Agreement.

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32. Binding Effect. Subject to the provisions of this Agreement restricting assignment and sublicensing by the LICENSEE, this Agreement shall bind the Parties and their successors and assigns.

33. Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing (which shall include notice by electronic mail or facsimile transmission) and shall be deemed to have been duly made and received when personally served, or by first class mail, registered or certified, postage prepaid, on the third day after mailing, or when delivered by Federal Express or similar overnight courier service, expenses prepaid, or, if sent by electronic mail, graphic scanning or other facsimile communications equipment, delivered by such equipment, and properly addressed as follows:

LICENSOR:	LICENSEE:
Fitness International, LLC	Massagewave, Inc.
3161 Michelson Drive, Suite 600	999 18th St.
Irvine, California 92612 Attention:	Suite 3000
General Counsel Facsimile	Denver, CO 80202
number: (866) 430-1079	Attention: CEO

With a copy sent to Scot MacKay,	With a copy sent to Jeffery Reeser
Executive Director of Business	Polsinelli Law Firm
Development, at the same address.	1401 Lawrence Street, Suite 2300
Denver, CO 80202

Either Party may change their address for purposes of this Paragraph 33 by giving notice to the other Party in the manner set forth above.

34. Standard for Consent and License Rules and Regulations. Except as otherwise provided herein, LICENSOR shall not be obligated to exercise any standard of reasonableness in determining whether to grant any consent or approval allowed or permitted in this Agreement. The License Rules and Regulations set forth by LICENSOR shall be binding and conclusive on the LICENSEE Parties and are not subject to a standard of reasonableness.

35. Compliance with Law. LICENSEE shall, at LICENSEE’s sole expense, comply promptly with all applicable federal, state, county and municipal statutes, laws, codes, rules, orders, requirements, ordinances and regulations (as well as any standards, guidelines and recommendations issued by a governmental authority) governing the operation of LICENSEE’s business in the Spaces and in the Facilities (including, without limitation, those requiring the licensure or certification of LICENSEE or LICENSEE’s agents, representatives, employees and contractors and the provision of Services to Customers). LICENSEE shall conduct LICENSEE’s business in a lawful manner and shall not use or permit the use of the Spaces or the Facilities in any manner that will tend to create waste or a nuisance or shall tend to disturb other persons in the Facilities.

36. Intentionally Omitted.

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37. Employee Solicitation. During the Term of this Agreement and for a period of six (6) months thereafter, LICENSEE agrees not to solicit for hire any current or former employee of LICENSOR and LICENSOR agrees not to solicit for hire any current or former employee of LICENSEE. Notwithstanding the foregoing, a Party hereto shall not be prohibited from soliciting or hiring a current or former employee of the other Party hereto if such current or former employee: (a) initiates contact with the first-mentioned Party regarding possible employment; or (b) responds to a general advertisement for employment placed by the first-mentioned Party (including, without limitation, any general advertisement for employment placed on the first-mentioned Party’s website).

38. Holding Over. LICENSEE shall surrender the Spaces and vacate the Facilities as provided in this Agreement upon the expiration or earlier termination of this Agreement. If LICENSEE does not so surrender and vacate, then: (a) LICENSEE shall automatically forfeit all rights to the Security Deposits held by LICENSOR; and (b) the applicable Monthly License Payments payable by LICENSEE hereunder shall be increased to one and one-half (1.5) times the amount of the Monthly License Payments that would have been payable pursuant to the provisions of this Agreement if the Term had continued during such holdover period, and LICENSEE shall be obligated to pay such increased Monthly License Payments during any such period of holdover. Such Monthly License Payments shall be computed by LICENSOR and paid by LICENSEE on a monthly basis on the first day of any such holdover period and on the first day of each calendar month thereafter during any such holdover period until the Spaces and Facilities have been surrendered and vacated by LICENSEE. LICENSOR’s acceptance of such payments shall not in any manner adversely affect its other rights and remedies and in no event shall any holdover be deemed a permitted extension or renewal of the Term, and nothing contained herein shall be construed to constitute LICENSOR’s consent to any holdover or to give LICENSEE any right with respect thereto.

39. Condition of the Facilities and Conduct of LICENSEE’s business.

39.1. Applicable Laws/Restrictions. LICENSEE hereby accepts the use of the Spaces and the Facilities subject to all applicable zoning, municipal, county and state laws, ordinances and regulations governing the Facilities and any easements, covenants or restrictions of record, and accepts this Agreement subject thereto and all matters disclosed thereby, and any exhibits attached hereto.

39.2. As-Is Condition. By opening for business at the Facilities, LICENSEE accepts the Spaces in an “AS IS” condition and with all faults including, without limitation, any vibrations, odors, or noise from LICENSOR’s operations, and LICENSEE acknowledges that LICENSEE has satisfied itself by LICENSEE’ s own independent investigation that the Facilities are suitable for LICENSEE’s intended use. Except as set forth in this Agreement, none of the LICENSOR Parties have made any representations or warranties as to the present or future suitability of the Facilities for the conduct of LICENSEE’s business, nor has any LICENSOR Party represented or warranted that the Facilities meet current federal, state, county and municipal statutes, laws, codes, rules, orders, requirements, ordinances and regulations governing the operation of LICENSEE’s business or LICENSEE’s provision of Services.

39.3. Maintenance. LICENSEE is responsible for maintaining the Spaces in a neat, first-class condition.

39.4. No Nuisance, Interference. LICENSEE shall conduct its business and control and supervise its agents, representatives, employees, and contractors in such a professional manner so as not to create any nuisance or interfere with, annoy, or disturb (including, without limitation, as a result of any picket, strike or labor dispute at or near the Facilities by LICENSEE’s employees) LICENSOR’s operation of the Facilities or LICENSOR’s employees, Members, licensees, or invitees. LICENSEE shall not bother or harass LICENSOR’s employees, Members, licensees, or invitees if such individuals express disinterest in LICENSEE’s Services.

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39.5. No Disparagement. LICENSOR and LICENSEE agree that neither they nor their agents, representatives, employees or contractors shall be disruptive to the operations of the other Party, or speak negatively to Customers, Members or LICENSOR’s guests about the Facilities, the Facilities’ personnel, or LICENSEE’s personnel, or make any disparaging remarks regarding, or any remarks that could reasonably be construed as disparaging of or intended to be harmful to the business, business reputation or personal reputation of, the other Party, whether orally or in writing (including via social media).

39.6. No Competition. During the Term, LICENSEE (including its agents, representatives, employees, and contractors) shall not sell, advertise, offer or promote, orally or in any medium that now exists or that exists in the future (including, without limitation, social media) any Personal Training or group fitness classes or, at the Facilities, any health and fitness facilities that compete with LICENSOR.

40. Intentionally Omitted.

41. Non-Disclosure. LICENSOR and LICENSEE recognize that materials used by them in the daily operation of their businesses, including but not limited to forms, procedures, memos, manuals, training materials, marketing materials, and guest and member lists (collectively, “Proprietary Information”), are considered vital to those operations, and the sharing of such materials with competitors or potential competitors of the other Party could have a material detrimental effect on the future profitability of the other Party. As such, LICENSOR and LICENSEE agree: (a) not to reveal, disclose, identify, or otherwise provide any Proprietary Information to any person, firm, corporation, or other entity, including the general public, directly or indirectly, without the prior written consent of the owner of the Proprietary Information; (b) not to use the Proprietary Information in connection with work performed for the benefit of any competitor to the owner of the Proprietary Information or for its personal benefit or any of its members, managers, directors, officers, employees, affiliates, agents or representatives; and (c) not to copy or reproduce, in any manner, any Proprietary Information. In addition, in no event may either Party release any information about this Agreement, or make any public announcements or issue any press releases concerning this Agreement or the proposed transactions contemplated hereby, without the prior written approval of the other Party, which approval may be withheld in the other Party’s sole and absolute discretion. Each Party shall retain ownership of any and all of its Proprietary Information that it provides to the other Party in connection with the performance of this Agreement. All Proprietary Information of the other Party shall be returned or destroyed upon the termination or expiration of this Agreement.

42. Relationship of the Parties. LICENSOR and LICENSEE each acknowledge and agree that this Agreement is not intended to create and shall not be considered as creating any partnership, joint venture, employment agency or any other relationship between LICENSOR or any of LICENSOR’s employees, agents, representatives, or contractors, on the one hand, and LICENSEE or any of LICENSEE’s employees, agents, representatives, or contractors, on the other hand, aside from a licensor-licensee relationship solely between LICENSOR and LICENSEE. LICENSOR and LICENSEE shall not engage in any behavior which could reasonably cause any person or entity, either directly or indirectly, to reasonably believe that they or any of their employees, agents or representatives are employees or agents of the other Party. LICENSOR and LICENSEE agree and accept that the terms of this Agreement do not constitute an employment agreement between LICENSOR and LICENSEE or any of their respective employees, agents, representatives, or contractors.

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43. Intentionally Omitted.

44. Attorneys’ Fees. If either Party brings an action to enforce the terms hereof or declare rights hereunder, the prevailing Party in any such action, arbitration, trial or appeal thereon shall be entitled to reasonable attorneys’ fees to be paid by the losing Party as fixed by the arbitrator or court in the same or a separate suit, and whether or not such action or suit is pursued to decision or judgment.

45. Consequential Damages. Notwithstanding anything to the contrary herein, neither Party shall be liable to the other for consequential damages, special damages or lost profits.

46. Waiver. No waiver by LICENSOR or LICENSEE of any provision hereof shall be deemed a waiver of any other provision hereof or of any subsequent breach by the other Party of the same or any other provisions. LICENSOR’s or LICENSEE’ s consent to, or approval of, any act shall not be deemed to render unnecessary the obtaining of the other Party’s consent to or approval of any subsequent act by the other Party. The acceptance of any payment hereunder by LICENSOR shall not be a waiver of any preceding breach by LICENSEE of any provision hereof, other than the failure of LICENSOR to apply the particular payment so accepted, regardless of LICENSOR’s knowledge of such preceding breach at the time of acceptance of such payment.

47. Authority. If either Party is a corporation, limited liability company, trust, or general or limited partnership, that Party, and each individual executing this Agreement on behalf of such Party, represent and warrant that such individual is duly authorized to execute and deliver this Agreement on behalf of said entity.

48. Paragraph Headings. The paragraph headings of this Agreement are intended solely for the convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in interpretation of any provisions hereof.

49. Construction. This Agreement shall not be interpreted for or against any Party on the basis that such Party or its legal representative caused part or all of this Agreement to be drafted,

50. No Healthcare or Administrative Services Provided by LICENSOR. Both LICENSOR and LICENSEE acknowledge and agree that LICENSOR does not provide healthcare or administrative services pursuant to this Agreement.

51. Survival. Any terms or provisions herein which impose an obligation after termination or expiration of this Agreement, or which may reasonably be interpreted or construed as surviving, shall survive the termination of this Agreement.

52. Counterparts. This Agreement may be executed in one or more counterparts, each of, which shall be deemed an original, but all of which together shall constitute one and the same instrument. The Parties agree that a .pdf copy or facsimile copy of this Agreement bearing authorized signatures may be treated as an original.

[Signature Page Follows]

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IN WITNESS WHEREOF, LICENSOR and LICENSEE have executed this Master Facility License Agreement as of the day and year first above written.

LICENSOR:	LICENSEE:

FITNESS INTERNATIONAL, LLC	DRYWAVE TECHNOLOGIES, USA, INC.

Signature:	Signature:

By:

Name/Title: Todd von Sprecken, Chief Development Officer	Name/Title. ● CEO

Address: 3161 Michelson Drive, Suite 600	Address: 999 18th St., Suite 3000

Irvine, California 92612	Denver, CO 80202

Signature:

Name/Title: Kathryn Poison, Chief Financial Officer

Address: 3161 Michelson Drive, Suite

600 Irvine, California 92612

[Signature Page to Master Facility License Agreement (Drywave)]

IN WITNESS WHEREOF, LICENSOR and LICENSEE have executed this Master Facility License Agreement as of the day and year first above written.

LICENSOR:	LICENSEE:

FITNESS INTERNATIONAL, LLC	DRYWAVE TECHNOLOGIES, USA, INC.

Signature:	Signature:

By:

Name/Title: odd von Sprecken, Chief Development Officer	Name/Title:

Address: 3161 Michelson Drive, Suite 600	Address: 999 18th St, Suite 3000

Irvine, California 92612	Denver, CO 80202

Signature:

Name/Title: Kathryn Poison, Chief Financial Officer

Address: 3161 Michelson Drive, Suite

600 Irvine, California 92612

[Signature Page to Master Facility License Agreement (Drywave)]

IN WITNESS WHEREOF, LICENSOR and LICENSEE have executed this Master Facility License Agreement as of the day and year first above written.

LICENSOR:	LICENSEE:

FITNESS INTERNATIONAL, LLC	DRYWAVE TECHNOLOGIES, USA, INC.

Signature:	Signature:

By:

Name/Title: Todd von Sprecken, Chief Development Officer	Name/Title:

Address: 3161 Michelson Drive, Suite 600	Address: 999 18th St., Suite 3000

Irvine, California 92612	Denver, CO 80202

Signature:

Name/Title: Kathryn Poison, Chief Financial Officer

Address: 3161 Michelson Drive, Suite

600 Irvine, California 92612

[Signature Page to Master Facility License Agreement (Drywave)]

SCHEDULE 10.3.1

Licenses and Permits:

Any and all applicable licenses and/or permits that may be required by any governing jurisdiction including, but not limited to, federal, state, or local agencies.

SCHEDULE 21

Trade Names:

SolaJet

Drywave

Massagewave

EXHIBIT A

Facilities

	Facility Name	Address	Club Number	Facility Owner

1.	Mission Viejo — Alicia Pwy.	24491 Alicia Parkway, Mission Viejo, CA 92691	533	Park Aliso Commercial Center Ltd., Coreland Companies

EXHIBIT A-1

LOCATION MEMORANDUM AGREEMENT

This Location Memorandum Agreement is by and between Fitness International, LLC, a California limited liability company, both on its own and on behalf of its wholly owned subsidiary, Fitness & Sports Clubs, LLC, a Delaware limited liability company, (individually and collectively “LICENSOR”) and Drywave Technologies, USA, Inc., a Delaware corporation (“LICENSEE”). The effective date of this Location Memorandum Agreement shall be [  ].

WHEREAS, LICENSOR and LICENSEE are parties to that certain Master Facility License Agreement dated as of 1 1 (the “Master Facility License Agreement”); and

WHEREAS, the Master Facility License Agreement calls for LICENSOR and LICENSEE to confirm for each Facility licensed thereunder the following: the LICENSOR Facility number and physical address; the Grant Date for the License; the Commencement Date for the License; the approximate square footage of the Space for the License; and the number of SolaJet Beds in the Space (as such terms are defined under the Master Facility License Agreement) once all of these dates and figures can be established; and

NOW, THEREFORE, LICENSOR and LICENSEE agree as follows:

A.	This Location Memorandum Agreement applies to LA Fitness Club No. [ ], located at r 1 (“Club No. [ ]”);

B.	Hereafter, Club No. [ ] shall be deemed a Facility subject to a License under the Master Facility License Agreement;

C.	The Grant Date for the License in Club No. [ ] shall be 1;

D.	The Commencement Date for the License in Club No. [ ] shall be [ ];

E.	The approximate square footage of the Space for the License in Club No.[ ] shall be [ ];

F.	The number of SolaJet Beds for the License in Club No.[ ] shall be [ ];

G.	The execution of this Location Memorandum Agreement shall cause Exhibit A of the Master Facility License Agreement to be automatically amended to include Club No. [ ] as a Facility thereon; and

H.	The terms and conditions of the Master Facility License Agreement shall govern the License granted with respect to Club No. [ ] throughout the Term.

[Signature Page Follows.]

EXHIBIT B

EFT Authorization

LICENSEE (or other authorizing individual indicated below) hereby authorizes the use of EFT for LICENSOR’ s collection of the Monthly License Payments due under this Agreement as follows:

EFT REQUEST

__________________________, hereby authorize the bank or financial institution of LICENSEE set forth below (“Bank”) to make payments by the method indicated below and to post such payments to the account indicated below or to any replacement account (the “Account”) for purposes of satisfying Monthly License Agreement payment obligations owed by LICENSEE to LICENSOR (including payments for any charges returned unpaid by Bank), pursuant to that certain Master Facility License Agreement between Fitness International, LLC, a California limited liability company, as LICENSOR, and Drywave Technologies, USA, Inc., as LICENSEE. LICENSEE hereby waives any requirement that LICENSOR provide prior notification of any amounts due. This authorization shall become effective upon execution by LICENSEE’ s authorized signatory.

Checking account #:

Checking account routing	(must attach a voided check)

# OR

Credit card account #	Exp. Date

I understand that there will be a $10.00 fee charged for any and all withdrawals returned unpaid or declined.

Bank name: ____________________________

Bank address: ____________________________

City, state, zip: ____________________________

Signature authorizing EFT debits: ____________________________

On behalf of:

Name and title (please print): ________________________________

EXHIBIT C

Services

Permitted Uses
Drywave’s massage technology, the SolaJet® provides, touchless, massage to the client, and produces therapeutic heat and a flushing body “wave” that combines three therapies in one. Hydro massage services utilizing heated jets of water controlled by the machine’s computer to provide a precise and relaxing treatment in as little as 15 minutes. For the avoidance of doubt, all massage services are provided via such jets of water, and no LICENSEE Parties shall touch any Customers and/or LICENSOR’s Members.

EXHIBIT D

Intentionally Omitted

EXHIBIT E

LICENSE RULES AND REGULATIONS

1.	Business Hours. LICENSEE must be open for business as agreed in writing from time to time. See Paragraph 18 for initially agreed upon hours of operation.

2.	Business Address. The U.S. Postal Services does not deliver mail to LICENSOR facilities. Accordingly, LICENSEE may not use any Facility address as a mailing address. For the sole purpose of providing a billing address or a physical address to its Customers and payors, LICENSEE may use the address of a Facility with a suite number of “Suite Drywave”; however, LICENSEE understands and agrees that mail will not be delivered to any Facility address and that LICENSOR will not be liable for any mail sent to LICENSEE at such address.

3.	Dress Code. LICENSEE and its employees, agents, representatives and contractors are required to dress in a professional manner while operating LICENSEE’s business in the Facilities. Any clothing worn by the LICENSEE or its employees, agents, representatives or contractors shall properly identify LICENSEE’s independent nature by identifying the name of LICENSEE’s affiliated business. While working in the Facilities, LICENSEE employees, agents, representatives and contractors may not wear apparel displaying a LICENSOR “Logo” or trade name, nor any clothing that shall in any way indicate or imply that LICENSEE or any of its employees, agents, representatives or contractors are employees of LICENSOR. Street clothing, including, but not limited to, blue jeans, sandals and hard sole shoes (such restrictions being consistent with the general club dress code) are not acceptable apparel while working in the Facilities.

4.	Cleanliness. LICENSEE is required to maintain a clean, healthy and sanitary working environment at all times. LICENSEE being cited or warned by county, state or city health inspectors for maintaining unsatisfactory working conditions may become grounds for termination of the Agreement if such unsatisfactory working conditions persist.

5.	Professional Conduct. LICENSEE and its employees, agents, representatives and contractors shall maintain a high professional standard of conduct at all times, including, without limitation, professional language, conduct and appearance. LICENSEE shall at all times be aware that the LICENSOR Facilities are sports clubs seeking to serve its Members and their guests with the highest level of service. In addition to these Rules and Regulations, LICENSEE and its employees, agents, representatives, and contractors, shall at all times abide by the Facility Rules and Regulations attached hereto as Attachment A to Exhibit E: Facility Rules and Regulations and incorporated by reference herein and any other rules as posted at the Facilities (the “Facility Rules and Regulations”), which LICENSOR may revise without notice at any time.

6.	Food and Drug Administration (F.D.A.) Requirements. LICENSEE and its employees, agents, representatives and contractors agree not to violate laws or rules enforced or promulgated by the F.D.A. or similar bodies (including, without limitation, by offering, selling, or prescribing services or products or diagnosing conditions in violation thereof) while conducting business in the Facilities.

7.	Commissions. Under no circumstances is LICENSEE, its employees, agents, representatives or contractors permitted to give money, commissions, or gratuities to any LICENSOR employee, nor is LICENSEE, its employees, agents, representatives or contractors permitted to solicit or accept money, commissions or gratuities from any LICENSOR employee for any reason.

8.	Phones and Sales Desks. LICENSEE and its employees, agents, representatives and contractors are not permitted to use LICENSOR phones, computers, printers or desks at any time.

9.	Respect for Clients and Fellow Professionals. LICENSEE and its employees, agents, representatives and contractors agree to act with integrity in their relationships with colleagues, fellow licensees, club staff and other professionals to enhance the contribution of all parties to the achievement of optimum benefits for LICENSEE’s Customers and LICENSOR’ s Members.

10.	Equipment Use. LICENSEE agrees that its employees, agents and representatives will NOT use any workout equipment, wherever located in the Facilities, or other services offered at the Facilities, at any time for their personal use, unless such individuals are Members. If LICENSEE’s employees, agents or representatives are Members, then such individuals may workout at the Facilities pursuant to the terms of their respective membership agreements with LICENSOR, provided such individuals do so during hours when they are not working, or scheduled to work, in the Facilities.

11.	Personal Training; Group Fitness. LICENSEE and its employees, agents, representatives and contractors agree not to conduct or advise LICENSOR Members or LICENSEE Customers, invitees or guests with respect to Personal Training or group fitness, nor to coach or instruct any Members or guests in connection with prescribed nutritional plans or programs.

ATTACHMENT A TO EXHIBIT E

FACILITY RULES AND REGULATIONS

1.	Each LICENSEE Customer must be personally accompanied or directly supervised by an employee of LICENSEE at all times when such Customer is receiving Services.

2.	LICENSEE Parties will refrain from engaging in loud, foul or slanderous language or molesting, badgering or harassing Members or Members’ guests or Facility employees, licensees, agents and contractors. Threatening or violent conduct is prohibited.

3.	LICENSEE Parties shall not offer the Services at any Facility to LICENSOR’s employees free of charge or at discounted rates, unless approved in writing in advance by the Chief Financial Officer, General Counsel or Vice President of New Business Development of LICENSOR. LICENSEE Parties shall not attempt, in any way, to influence LICENSOR’ s employees to endorse or promote LICENSEE or the Services.

4.	No LICENSEE Party may coach or train Members or Members’ guests (as determined solely by LICENSOR). LICENSEE Parties may not engage in any unsanctioned business or enterprise while at the Facilities.

5.	From time to time, LICENSOR may permit independent contractors to offer products or services to Members (including to any LICENSEE Party who is a Member). LICENSOR does not stand behind or in any way make any representations or warranties concerning, or guarantee the quality or reliability of, these products or services, including whether or not these independent contractors will remain in business for any period of time.

6.	Except as expressly provided in this Agreement, LICENSOR is not liable to LICENSEE Parties for any personal property that is lost, damaged or stolen while on or around the Facilities’ premises, including but not limited to, any vehicle or its contents, or any property left in a locker.

7.	LICENSEE Parties may not bring illegal drugs or alcoholic beverages onto LICENSOR premises.

8.	The front desk telephone may only be used by LICENSEE Parties in an emergency. Cell phone usage and photography is prohibited in the locker rooms, except in the case of an emergency.

9.	A LICENSEE Party is liable to LICENSOR for any Facility damage caused by said Party.

10.	Customers shall be required to sign a waiver and release of liability in a form approved by LICENSOR as often as deemed necessary by LICENSOR. Until notified by LICENSOR of a change in the form of waiver and release of liability, LICENSEE shall require Customers to sign the form attached hereto as Attachment B to Exhibit E: Form of Waiver and Release of Liability.

11.	Customers may be offered health and fitness memberships and/or sales presentations by LICENSOR and may be invited to participate in a personal training/fitness assessment by LICENSOR.

12.	Other than as expressly provided for in this Agreement, Customers are not permitted to use the amenities at the Facilities, including, without limitation, use of group fitness classes, exercise equipment, basketball courts, racquetball courts, lobby chairs, Kids Klub, etc., unless they are a Member or have a current, LICENSOR-issued guest pass.

13.	LICENSEE Parties may not use LICENSOR’s towel service, unless the LICENSEE Party is also a Member entitled to such service.

ATTACHMENT B TO EXHIBIT E: FORM OF WAIVER AND RELEASE OF LIABILITY

WAIVER AND RELEASE OF LIABILITY

I understand and acknowledge that Drywave Technologies, USA, Inc. is licensing facilities (“Facilities”) from Fitness International, LLC to perform touchless hydro massage services utilizing heated jets of water. In consideration of being permitted to make use of and/or have access to the Facilities, I do hereby, on behalf of myself and on behalf of my heirs, successors and assigns, release and forever discharge Fitness International, LLC, its affiliates, and their respective successors, related entities, directors, officers, employees, and agents (collectively, “Releasees”) from, and hereby waive and release, any and all claims, demands, actions, and causes of action whatsoever arising out of or in any way related to any loss, damage, or injury, including death, that may be sustained by me in, on, upon, in connection with or while making use of the Facilities, regardless of whether any such loss, damage, or injury is caused by the active or passive negligence of the Releasees or otherwise and regardless of whether any such liability arises in tort, contract, strict liability or otherwise, to the fullest extent allowed by law.

Customer Signature

Customer Name

Date

EXHIBIT F

PERMITTED SIGNAGE

Must include the phrase: “Drywave is independently owned and operated and is not an affiliate of LA Fitness. Any representations made herein are made solely by Drywave.”